SILICA TECH LLC

November 24, 2008

Mr. Peter Hansen
246 America Way
Jamestown, Rhode Island 02835

Dear Peter:

Silica Tech, LLC (the "Company") is pleased to confirm the terms of your employment offer.

Specifically,

1. During your employment, which will begin on January 2, 2009, you will hold the position of Project Manager and report to Dau Wu, the (Director of Technology). You will be working out of the corporate offices in Southbridge MA; however, you will also be required to travel, not more than an estimated 25% of the time, as the Company plans to have international operations.

2. Your annual base compensation will be $100,000, based on full-time employment. You will be paid semi-monthly and will be entitled to three (3) weeks vacation per year, provided that no single vacation period will exceed two consecutive weeks. Base compensation is subject to annual reviews; however, adjustments, if any, are subject to Company as well as individual performances. In addition, you will receive a $500/month car allowance.

3. You will be eligible to participate in any other employee benefits plan, including for example health, dental, disability or life insurance, as well as a 401k plan, as and when such plans are provided by the Company. If you do not elect to participate in the Company's medical coverage, you will also be entitled to a credit for medical coverage equal to the standard amount the Company would pay if you had chosen to be covered under our standard medical plan. At your discretion, you may apply this credit to any medical plan of your choosing.

4. Your compensation also includes a sign-on option grant of 45,000, three (3) year stock options, at an exercise price of a $1.75 based on management's estimated valuation of the Company. The options shall (i) start vesting as of your first day of employment, (ii) vest 1/3 rd at the end of each year, over a period of three years, and (iii) in all other respects be subject to the Company's 2009 Long-Term Incentive Stock Plan.

SILICA TECH LLC

Notwithstanding the above, in the event there is a "take over" and your employment does not continue either at the Company or with the successor entity then in such event, you shall be entitled to severance compensation, as follows:

(i) $25,000, if the "take over" occurs within six (6) months of your employment date, or

(ii) the greater of (a) $50,000 or (b) the "in-the-money value of 15,000 (of the 45,000 options) which the Company shall allow to accelerate, if the "take over" occurs between six months and one year of your employment date, or

(iii) 100% of the 45,000 options shall be deemed fully vested, if the "take over" occurs after one year,

(iv) for these purposes the term "take over" shall mean a transaction in which the Company disposes of all or substantially all of its assets or a merger or consolidation in which the Company is not the surviving corporation.

5. In addition, you will be eligible for a cash incentive bonus and a stock option award, both at the sole discretion of the Compensation Committee. Any such awards will be based on the Company's calendar year results as well as individual achievement (No assurance can be made that a cash bonus, if any, will be paid).

6. As a condition of employment, you will be required to sign and comply with the Company's Confidentiality and Non-Competition Agreement, the Company's Non-Disclosure Agreement, the Company's Insider Trading Agreement and other similar agreements as required, under the Company's Code of Ethics, which the Company plans to adopt.

7. In addition, you represent that you are the only inventor of the technology you described in Schedule 1 of the Company's Confidentiality and Non-Competition Agreement and that upon the Company's request, you will assign all rights to the technology to the Company in exchange for a $5,000 payment.

After assignment, should the Company elect to pursue the technology the amount and manner of additional compensation will be discussed between the parties; provided, however, that such compensation shall either be (i) the issuance of 25,000, 3 year non-qualified options with an exercise price equal to the average weighted selling price of the Company's shares for the five (5) business days immediately prior to the Company's written election to you of

SILICA TECH LLC

its desire to pursue the technology or (ii) the value of such options in a cash payment. It is understood, however, that the Company is not under any obligation or duty to pursue the technology.

8. You are aware that the Company is currently in the process of converting from a Connecticut limited liability company to a Delaware corporation and that it plans to file an S-1 resale prospectus within the next 30 days. At this time, the Company estimates that about 15,500,000 shares, on a fully-diluted basis, will be registered.

Please confirm that the foregoing agrees with your understanding of our arrangement by signing, below, in the space provided.

Sincerely,

Mohd Aslami

Dr. Mohd A. Aslami
Managing Director
Silica Tech, LLC

Accepted to and agreed by:

Peter Hansen   Date: Nov 25/08

(PHansenOffer112408.doc)